Exhibit 99.1
News Release
Video Display Announces Form 10-K for Fiscal 2007
to be Filed after Due Date
May 30, 2007 — Video Display Corporation (NASDAQ:VIDE) today reported that the Company plans to file a Form 12b-25 notifying the Securities and Exchange Commission that the Video Display Corporation Annual Report on Form 10-K for the fiscal year ended February 28, 2007, which is due to be filed on May 30, 2007, could not be filed within the prescribed time period. This planned action is the result of unforeseen delays in the collection and review of information and documents affecting disclosures in the Report on Form 10-K. Accordingly, the additional time will be requested to compile all information necessary to accurately complete this Form 10-K within the time period permitted by Rule 12b-25 of the Securities and Exchange Act of 1934. The Registrant expects to file the subject report no later than the fifteenth calendar date following the prescribed due date for the report.
Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDC’s Marquee™ line of projectors. Video Display Corporation operates 11 display design and manufacturing plants plus eight sales facilities throughout the United States and Europe.
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 28, 2006, filed with the Securities and Exchange Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
CONTACT: Video Display Corporation Ronald D. Ordway, 770/938-2080